Exhibit 99.1

NanoViricides Announces $2.5 Million Financing in a Registered Direct Offering

SHELTON, CONNECTICUT — Wednesday, February 27, 2019 — NanoViricides, Inc. (NYSE MKT: NNVC) (the "Company") a global leader in the development of highly effective antiviral therapies based on a novel nanomedicines platform (the "Company"), announced today that it has entered into a securities purchase agreement with certain institutional investors providing for the purchase and sale of 6,944,446 units at a price of $0.36 per unit. Each unit comprises 1 share of common stock and 1 five-year warrant exercisable at $0.61.

Chardan acted as the placement agent in connection with the financing. The closing of the sale of the securities is expected to take place on or about February 27, 2019, subject to the satisfaction of customary closing conditions.

The shares of common stock and warrants were offered pursuant to a shelf registration statement on Form S-3 (File No. 333-216345), which was declared effective by the United States Securities and Exchange Commission ("SEC") on April 25, 2017.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.  A prospectus supplement relating to the shares of common stock will be filed by the Company with the SEC.  When available, copies of the prospectus supplement, together with the accompanying prospectus, can be obtained at the SEC's website at www.sec.gov or from Chardan Capital, LLC, 17 State Street, NY, NY 10004, New York, New York 10022, by calling 646-465-9028.

The Company believes this financing provides valuable capital that will immediately help the Company advance its drug pipeline into human clinical trials.

Recently, on February 4, 2019, the Company has announced that it has selected a clinical candidate for further development under the HerpeCide™ broad-spectrum drug program. The candidate, called “NV-HHV-101” is now in IND-enabling cGLP Safety/Toxicology studies in the regulatory pathway. Its first indication is for the treatment of shingles rash as a dermal topical cream. In addition, our drug candidates against HSV-1 “cold sores” and HSV-2 “genital herpes” are in advanced studies and are expected to follow the shingles drug candidate into human clinical trials. Shingles in adults and chicken pox in children is caused by the same virus, namely VZV (Varicella-zoster virus, aka HHV-3 or human herpesvirus-3). Topical application has the advantage of being able to deliver very high drug concentrations locally to completely eradicate the virus. In contrast, the local concentrations and therefore effectiveness of orally delivered medications is limited by the toxicity and bioavailability of the oral drug, as is known for the existing antiviral therapies for HSV-1, HSV-2, and VZV.

The overall market addressed by the HerpeCide program is in tens of billions of dollars. in particular, there is currently no effective treatment for shingles. The market size for an effective anti-shingles drug is currently estimated to be in the range of billions of dollars, even after a new shingles vaccine, Shingrix® (GlaxoSmithKline) has been approved.

The Company has substantially de-risked this program towards clinical success. We have already performed successful safety assessments in a non-GLP preliminary safety/toxicology study against two precursor candidates that led to NV-HHV-101 in a standard rat animal model. In these studies, the candidates were found to be extremely safe, with no evidence of dermal topical or systemic adverse events.

We scaled up production after achieving these strong safety signals, to get ready for the IND-enabling cGLP Safety/Toxicology studies and the Phase I human clinical trials, at our own facility. This enabled rapid translation to regulatory development, minimized cost outlays, saved time, and improved quality assurance, as compared to going to an external contract manufacturing organization (“CMO”). Also, this strategy has de-risked the manufacture by keeping it in the hands of experts who developed the scalable chemistries and performed the scale-up operations.

The Company develops its class of drugs, that we call nanoviricides®, using a platform technology. This approach enables rapid development of new drugs against a number of different viruses. A nanoviricide is a “biomimetic” - it is designed to “look like” the cell surface to the virus. The nanoviricide® technology enables direct attacks at multiple points on a virus particle. It is believed that such attacks would lead to the virus particle becoming ineffective at infecting cells. Antibodies in contrast attack a virus particle at only a maximum of two attachment points per antibody. In addition, the nanoviricide technology also simultaneously enables attacking the rapid intracellular reproduction of the virus by incorporating one or more active pharmaceutical ingredients (APIs) within the core of the nanoviricide. The nanoviricide technology is the only technology in the world, to the best of our knowledge, that is capable of both (a) attacking extracellular virus, thereby breaking the reinfection cycle, and simultaneously (b) disrupting intracellular production of the virus, thereby enabling complete control of a virus infection.

About NanoViricides

NanoViricides, Inc. (www.nanoviricides.com) is a development stage company that is creating special purpose nanomaterials for antiviral therapy. The Company's novel nanoviricide® class of drug candidates are designed to specifically attack enveloped virus particles and to dismantle them. The Company is developing drugs against a number of viral diseases including oral and genital Herpes, viral diseases of the eye including EKC and herpes keratitis, H1N1 swine flu, H5N1 bird flu, seasonal Influenza, HIV, Hepatitis C, Rabies, Dengue fever, and Ebola virus, among others. This press release contains forward-looking statements that reflect the Company's current expectation regarding future events. Actual events could differ materially and substantially from those projected herein and depend on a number of factors. Certain statements in this release, and other written or oral statements made by NanoViricides, Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company's control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Important factors that could cause actual results to differ materially from the company's expectations include, but are not limited to, those factors that are disclosed under the heading "Risk Factors" and elsewhere in documents filed by the company from time to time with the United States Securities and Exchange Commission and other regulatory authorities.  Although it is not possible to predict or identify all such factors, they may include the following: demonstration and proof of principle in preclinical trials that a nanoviricide is safe and effective; successful development of our product candidates; our ability to seek and obtain regulatory approvals, including with respect to the indications we are seeking; the successful commercialization of our product candidates; and market acceptance of our products.